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EXHIBIT 11.1

SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                              THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                SEPTEMBER 30,                 SEPTEMBER 30,
                                                             1999           1998           1999           1998
                                                             ----           ----           ----           ----
Net loss applicable to common stock                      $  (366,142)   $  (820,209)   $  (500,020)   $(1,142,749)

Weighted average number of common shares equivalent:
Common shares outstanding                                  5,879,601      4,541,266      5,303,694      4,563,207

Common equivalent shares representing shares issuable upon exercise of stock options and warrants

Incremental common equivalent shares (calculated                   0              0              0              0
  using the higher of end of period or average fair
  market value)

     Total weighted average shares - as adjusted           5,879,601      4,541,266      5,303,694      4,563,207

     Basic                                                     (0.06)         (0.18)         (0.09)         (0.25)
     Diluted                                                   (0.06)         (0.18)         (0.09)         (0.25)
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